Exhibit 99.1

AFFILIATE STOCK PURCHASE AGREEMENT

This Affiliate Stock Purchase Agreement (this "Agreement"), is made as of May 20, 2011 by and between Robbie Manis, a resident of Canada, (the “Seller”) and Juan Miguel Ríos Gutiérrez, a resident of Mexico (the “Purchaser”).

RECITALS

WHEREAS, the Seller is the owner of 18,000,000 restricted shares of common stock, of Sonora Resources Corp. (formerly Nature’s Call Brands Inc.), a Nevada corporation (the "Company"); and

WHEREAS, the Seller proposes to sell to the Purchaser a total of 4 million restricted shares of common stock (the “Purchased Shares”), on the terms set forth herein.

In consideration of the premises, representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	PURCHASE AND SALE

1.1                   The Seller hereby agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser hereby agrees to purchase from the Seller, the Purchased Shares at a purchase price per share of US $0.015 for an aggregate purchase price of US $60,000 (the "Purchase Price") payable within 60 days of the Closing Date (as defined below). Payment shall be in U.S. Dollars, in the form of bank wire as to be directed by the Seller.

1.2                   Upon receipt of this executed Agreement, the Seller agrees to deliver to Purchaser the share certificate(s) representing the Purchased Shares of the Company’s common stock.

1.3                   Closing.  The closing (“Closing”) of the transactions contemplated hereby will occur on, or, before the 20th day of May, 2011 (the “Closing Date”).

2.	REPRESENTATIONS AND WARRANTIES OF THE SELLER

2.1                   The Seller warrants, covenants and represents to the Purchaser with the intention of inducing the Purchaser to enter into this Agreement that:

(a)

immediately prior to and at the Closing, the Seller shall be the legal and beneficial owner of the Purchased Shares and on the Closing Date, the Seller shall transfer to the Purchaser the Purchased Shares free and clear of all liens, restrictions, covenants or adverse claims of any kind or character;

(b)

the Seller has the legal power and authority to execute and deliver this Agreement and all other documents required to be executed and delivered by the Seller hereunder and to consummate the transactions contemplated hereby; and

(c)

the Seller is, or has been during the past ninety (90) days, an officer, director, 10% or greater shareholder or "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the United States Securities Act of 1933, as amended (the "Securities Act").

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

3.1                   The Purchaser represents and warrants to the Seller that he:

(a)	has the legal power and authority to execute and deliver this Agreement and to consummate the transactions hereby contemplated;

(b)

understands and agrees that offers and sales of any of the Purchased Shares prior to the expiration of a period of one year after the date of completion of the transfer of the Purchased Shares (the "Restricted Period") as contemplated in this Agreement shall only be made in compliance with the safe harbor provisions set forth in Regulation S, or pursuant to the registration provisions of the Securities Act or pursuant to an exemption therefrom, and that all offers and sales after the Restricted Period shall be made only in compliance with the registration provisions of the Securities Act or an exemption therefrom; and

(c)

is acquiring the Purchased Shares as principal for hiss own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalisation thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Purchased Shares.

4.	MISCELLANEOUS

4.1                   The parties hereto acknowledge that they have obtained independent legal advice with respect to this Agreement and acknowledge that they fully understand the provisions of this Agreement.

4.2                   Unless otherwise provided, all dollar amounts referred to in this Agreement are in United States dollars.

4.3                   There are no representations, warranties, collateral agreements, or conditions concerning the subject matter of this Agreement except as herein specified.

4.4                   This Agreement will be governed by and construed in accordance with the laws of the state of Nevada. The parties hereby irrevocably attorn to the exclusive jurisdiction of the courts of Nevada with respect to any legal proceedings arising from this Agreement.

4.5                   The representations and warranties of the parties contained in this Agreement shall survive the closing of the purchase and sale of the Purchased Shares and shall continue in full force and effect for a period of three years.

4.6                   This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

4.7                   Delivery of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Agreement as of the date set forth on page one of this Agreement.

Each of the parties hereto has executed this Agreement to be effective as of the day and year first above written.

/S/ ROBBIE MANIS

ROBBIE MANIS (“SELLER”)

/S/ JUAN MIGUEL RIOS GUTIERREZ

JUAN MIGUEL RIOS GUTIERREZ (“PURCHASER”)